Exhibit 5

Lafarge S.A.

61, rue des Belles Feuilles

75116 Paris

France

June 15, 2007

Dear Sirs,

In my capacity as Senior Vice President, General Counsel and Corporate Secretary of Lafarge S.A., I am issuing this legal opinion in connection with the filing of the Company’s Form S-8 Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of 46,000 shares of the Company’s Ordinary Shares, par value 4 Euros per share (the “Subject Shares”), issuable pursuant to the Company’s 2007 Stock Option Plan (the “Plan”). I have participated in the preparation of the Registration Statement and am familiar with the corporate proceedings of the Company relating to the adoption and approval of the Plan and the proposed issuance of the Subject Shares pursuant to the Plan.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and assumptions hereinafter expressed, it is my opinion that all of the Subject Shares have been duly and validly authorized for issuance and, when issued pursuant to and in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I do not purport to be an expert as to the laws of any jurisdiction other than the Republic of France, and I express no opinion herein as to the effect that the laws and decisions of courts of any jurisdiction other than the French Republic may have upon the opinion expressed herein. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Michel Bisiaux
Michel Bisiaux
Senior Vice President, General Counsel and Corporate Secretary